Exhibit 10.7

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of July 24, 2019 (the “Effective Date”) is by and between Ayala Pharmaceuticals, Inc. (the “Company”), and Gary Gordon (the “Employee”) (individually, each a “Party” and collectively, the “Parties”).

WHEREAS, in recognition of the Employee’s experience and abilities, the Company desires to assure itself of the employment of the Employee in accordance with the terms and conditions provided herein; and

WHEREAS, the Employee seeks to be employed by the Company and to perform services for the Company and its affiliated entities in accordance with the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the promises and the respective covenants and agreements of the Parties herein contained, and intending to be legally bound hereby, the Parties hereto agree as follows:

1. Employment. The Company hereby agrees to employ the Employee, and the Employee hereby agrees to be employed by the Company and to perform services for the Company, its subsidiaries and affiliates, on the terms and conditions set forth herein (the “Employment”).

2. Term. Unless otherwise mutually agreed by the Parties in writing, the Employment shall commence on August 1, 2019 (the “Start Date”), and shall continue until terminated by either the Employee or the Company, pursuant to Section 7 hereof (the period of Employment pursuant to this Agreement, the “Term”).

3. Position. During the Term, the Employee shall serve as the Company’s Chief Medical Officer (the “Position”).

4. Duties and Reporting Relationship. During the Term, the Employee shall devote eighty percent (80%) of the Employee’s regular business time and, on such a part-time basis, during not less than four (4) working days each week, use the Employee’s skills and render services to the best of the Employee’s abilities on behalf of the Company. The Employee shall report directly to the Chief Executive Officer of the Company (the “Supervisor”). The Employee agrees that to the best of the Employee’s ability, the Employee will make all efforts to loyally and conscientiously perform the duties and obligations required of and from the Employee pursuant to the terms of this Agreement. The Employee shall be responsible for all duties reasonably associated with the Position as detailed in Schedule A attached hereto and as determined by the Supervisor, or by the Supervisor’s designee, as may be updated from time to time. The Employee shall comply with all of the policies and procedures of the Company.

5. Place of Performance. The Parties agree that the Employee shall work from the Employee’s home office in the Chicago area or at the Company’s Chicago office upon the Company’s establishment of such office, or at another location as mutually agreed upon by the Parties. The Employee acknowledges and agrees that, in connection with the Employment for the Company, the Employee will be required to regularly travel throughout North America as well as outside of the North America geographical area, including but not limited to the State of Israel.

6. Compensation and Related Matters.

(a) Annual Base Salary. During the Term, the Company shall pay to the Employee an annual base salary (the “Base Salary”) at a rate of Three Hundred and Seventy-Five Thousand United States Dollars ($375,000), to be paid on a prorated basis in conformity with the Company’s payroll policies relating to its employees, in each case less applicable withholdings and deductions, not less frequently than twice each month. The Position qualifies as exempt from overtime payments for hours worked in excess of forty (40) per week, and the Employee will therefore not be entitled to any such overtime compensation.

(b) Sign-On Bonus. The Employee shall be paid a sign-on bonus in the amount of Seventy Thousand United States Dollars ($70,000) (the “Sign-On Bonus”), which will be paid to the Employee (less applicable withholdings and deductions) in one (1) lump sum payment via the Employee’s first payroll of the Term. It is understood that in the event that the Employment is terminated by the Company for Cause (as defined below) prior to the two (2)-year anniversary of the Start Date, or in the event that the Employee resigns not for Good Reason (as defined below) prior to the twelve (12)-month anniversary of the Start Date, the Employee shall be obligated to repay the full amount of such Sign-On Bonus to the Company by no later than thirty (30) days following the Date of Termination (as defined below). In the event that the Employee resigns not for Good Reason on or following the twelve (12)-month anniversary of the Start Date, but prior to the two (2)-year anniversary of the Start Date, the Employee shall be obligated to repay to the Company a proportional sum of the Sign-On Bonus, prorated in accordance with the period of time for which the Employee was employed with the Company, as a percentage of two (2) full years, and the Employee shall be required to repay such sum to the Company by no later than thirty (30) days following the Date of Termination.

(c) Annual Target Bonus. In addition to the compensation set forth above in Section 6(a), following each calendar year during the Term (including the year 2019), the Employee shall be eligible for an annual target bonus of up to forty percent (40%) of the Base Salary as in effect at the start of that calendar year, upon the attainment of goals and targets established in writing by the Company’s Board of Directors (the “Board”), with such annual target bonus to be paid to the Employee less applicable withholdings and deductions. If Employee works less than a full calendar year, and unless the Employee resigns not for Good Reason or the Employment is terminated by the Company for Cause, then the Employee shall be eligible for the aforesaid annual target bonus (pro-rated for the portion of that year until his last day of employment) upon the attainment of goals and targets established in writing by the Board, with such pro-rated annual target bonus to be paid to the Employee less applicable withholdings and deductions.

(d) Benefits. During the Term hereof, the Employee shall be entitled to the following benefits:

(i)

Health Insurance. The Company shall make available to the Employee health insurance coverage for the Employee, in accordance with the policies obtained by the Company on behalf of similarly situated employees.

(ii)	401(k). The Employee shall be eligible to participate in the Company’s 401(k) Plan, in accordance with the terms of such Plan.

(iii)	Paid Time Off.

(1)

Vacation. The Employee shall be entitled to take twenty (20) work days of vacation per calendar year, with such days to be prorated for partial years of employment. It is agreed that the Employee shall coordinate the timing of taking such vacation days with the Supervisor. The Employee shall be entitled to carry over accrued but unused vacation days from one calendar year into the following calendar year, but at no time shall the Employee accrue more than twenty (20) work days of vacation.

(2)

Holidays. In addition to vacation days, the Employee shall be entitled to take off the following paid holidays each calendar year: New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Eve, Christmas Day and New Year’s Eve, and two (2) floating holidays of the Employee’s choice, as coordinated with the Supervisor. The Company does not pay out worked holidays, or carry over worked holidays from one year into the following year.

(3)

Sick Time. The Employee will be eligible to take paid sick time off from work in accordance with applicable law, up to a maximum of forty (40) hours per calendar year. Accrued but unused sick time shall be carried over from one calendar year to the following calendar year, with a maximum of forty (40) hours to be used for purposes of sick time in any given calendar year.

(4)

Separation from the Company. Upon the Employee’s termination of employment by the Company or the Employee’s resignation, the Employee will be entitled to the payout of any accrued but unused vacation days, but will not be eligible for payout on account of unused sick time or worked holidays.

(iv)

Stock Options. The Company shall recommend to the Board that Employee be granted options to purchase 190,000 shares of Common Stock of the Company, par value US$0.01 each, pursuant to the terms of the Company’s Stock Incentive Plan and applicable grant agreements, as approved and adopted by the Board. All matters related to such options, including but not limited to the grant itself, vesting schedule, exercise price per share, and the required governing agreement and other documentation, shall be subject to the sole discretion of the Board, if such grant is approved; however, nothing herein is intended to constitute a grant of, or right to, any share capital of the Company, and the grant of the aforesaid options and the terms thereof shall be subject to the sole discretion of the Board, and shall be further subject to any approvals required under applicable tax or other laws, and to an execution of governing agreements and other pertinent documentation as shall be prescribed by the Board. It is understood that the Employee shall be solely responsible for any tax liability incurred in connection with the options, including but not limited to with respect to the grant, exercise, and/or sale of the shares underlying such options.

(v)

Company Property. The Company shall provide the Employee with Company property, including but not limited to a laptop, with all of such property to remain at all times the property of the Company and to be used by the Employee in accordance with Company guidelines. Upon the Employee’s termination of employment for any reason, the Employee will be obligated to immediately return the laptop to the Company.

(vi)

Business Expenses. The Employee will be eligible for reimbursement of preapproved reasonable business expenses, including cell phone expenses as per a mutually agreed upon cell phone plan, as well as other expenses incurred in accordance with the Company’s business expense reimbursement policies, as may be updated from time to time by the Company.

(vii)

Additional Employee Benefits. The Company shall make available to the Employee additional employee benefits, including Long Term Disability and Accidental Death and Dismemberment coverage, and the Employee shall have the option to elect such coverage in accordance with the terms of such benefit plans.

(viii)

Section 409A of the Internal Revenue Code of 1986. as amended. The Parties hereby affirm that with respect to any and all payments and benefits under this Agreement, the intent is that such payments and benefits either: (i) do not constitute “ nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”), and therefore are exempt from Section 409A, (ii) are subject to a “substantial risk of forfeiture” and are exempt from Section 409A under the “short-term deferral rule” set forth in Treasury Regulation §1.409A-l(b)(4), or (iii) are in compliance with Section 409A. In any event, the Parties further confirm that they intend to have all provisions of this Agreement construed, interpreted and administered in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(e) The Employee shall be responsible for the payment of applicable taxes and other compulsory payments imposed by law on the Employee, in respect of, or resulting from, the compensation and the benefits paid or granted to, or received by the Employee, or contributed by the Company, or to which the Employee is or may be entitled, pursuant to this Agreement or the Employee’s employment with the Company. The Company shall withhold or deduct from any payment or compensation to which the Employee is entitled, applicable amounts as required by law.

7. Termination. The Employee’s Employment hereunder may be terminated without breach of this Agreement as set forth below:

(a) Death; Disability. The Employee’s Employment hereunder shall terminate upon the Employee’s death or “Disability” (as hereafter defined). Upon any such termination, the Employee (or, in the event of the Employee’s death, the Employee’s estate) shall receive the Base Salary through the “Date of Termination” (as hereafter defined), as well as reimbursement for unpaid business expenses through such date. The Employee (and, in the event of the Employee’s death, the Employee’s estate) shall not be entitled to any other amounts or benefits from the Company or otherwise. For purposes of this Agreement, “Disability” shall mean the inability of the Employee to perform the Employee’s duties on account of a physical or mental illness for a period of sixty (60) consecutive days, or for ninety (90) days in any six (6) month period. Notwithstanding anything contained herein to the contrary, during any period of Disability, the Company shall not be obligated to pay any compensation or other amounts to the Employee, except as mandated by applicable law.

(b) Cause. The Company may terminate the Employee’s Employment hereunder for Cause at any time without advance notice.

(i)	For purposes of this Agreement, the Company shall have “Cause” to terminate the Employee’s Employment hereunder upon the Employee’ s:

(1)

commission of fraud, embezzlement, gross negligence, malfeasance, an act or acts constituting a felony under the laws of the United States or any state thereof, or a willful or negligent act or omission which results in an assessment of a civil or criminal penalty against the Employee, or the Company or its affiliates;

(2)	willful or continued failure to substantially perform the Employee’s duties as directed by the Company; or

(3)	violation of the terms of this Agreement or of the Undertaking (as defined below) attached hereto as Schedule B.

(ii)

In the event that the Company terminates the Employee’s Employment for Cause, the Employee shall receive the Base Salary through the Date of Termination, as well as reimbursement for approved but unpaid business expenses through such date. The Employee shall not be entitled to any other amounts or benefits from the Company.

(c) Termination without Cause/Resignation. The Employee’s Employment hereunder may be terminated (i) at any time following the Start Date, by the Company without Cause, or (ii) following the three (3) month anniversary of the Start Date, by the Employee upon the Employee’s resignation. It is agreed that in the event of the termination of the Employee’ s employment by the Company without Cause, or the Employee’s resignation, in either case prior to the three (3) month anniversary of the Start Date, the terminating Party shall give the other Party one (1) month notice of such termination; in the event of the termination of the Employee’s employment by the Company without Cause, or the Employee’s resignation, in either case after the three (3) month anniversary of the Start Date, then the terminating Party shall give the other Party three (3) months’ notice of such termination. In the event of the Employee’s Termination without Cause or resignation: (i) any notice of such termination or resignation shall be given in accordance with Section 7(d) hereunder; (ii) the Employee shall receive the Base Salary and reimbursement for any approved but unpaid business expenses through the Date of Termination, and (iii) the Company shall have the right to determine whether or not the Employee will actively work during the applicable notice period.

(d) Notice of Termination. Any termination of the Employee’s Employment by the Company or by the Employee (other than termination upon the death of Employee) shall be communicated by written Notice of Termination by such Party to the other in accordance with Section 9 of this Agreement. Such Notice of Termination shall specify the last day of the Employee’s Employment with the Company.

(e) Date of Termination. “Date of Termination” shall mean: (i) if the Employee’s Employment is terminated by the Employee’s death, the date of the Employee’s death, or (ii) if the Employee’s Employment is terminated pursuant to any of the other terms set forth herein, the date specified in the Notice of Termination.

(f) Transition. Regardless of the circumstances surrounding the Employee’s termination of Employment, the Employee hereby agrees that upon the Employee’s termination of Employment, the Employee will return to the Company al l Company property and will make every effort to facilitate the orderly transition of the Employee’s duties and responsibilities.

(g) Post-Termination Severance Pay. In the event that the Employee’s employment is terminated by the Company without Cause after the three (3) month anniversary of the Start Date, or by the Employee for Good Reason after the six (6) month anniversary of the Start Date, the Employee will be entitled to a monthly payment equal to the monthly rate of the Base

Salary as in effect on the Date of Termination, which monthly payment shall be (i) for a period of three (3) months following the Date of Termination, if such termination is by the Company without Cause after the three (3) month anniversary of the Start Date but prior to the twelve (12) month anniversary of the Start Date, or (ii) for a period of six (6) months following the Date of Termination, if such termination is by the Company without Cause after the twelve (12) month anniversary of the Start Date, or (iii) for a period of three (3) months following the Date of Termination, if the Employee’s employment is terminated by the Employee for Good Reason (such payments, collectively, the “Severance Pay”). It is hereby clarified that the Employee shall not be entitled to the Severance Pay in the event that the Company terminates the Employee’s employment for Cause, or if the Company terminates the Employee’s employment without Cause prior to the three (3) month anniversary of the Start Date, or if the Employee resigns not for Good Reason, or if the Employee resigns for Good Reason prior to the six (6) month anniversary of the Start Date. The Employee’s entitlement to the Severance Pay shall be dependent upon the Employee properly executing (and not revoking, as applicable) a Release Agreement in a form set forth by the Board.

For purposes of this Agreement, in the event that without the Employee’s consent: (i) the Company requires the Employee to relocate to a geographic area that is more than 80 kilometers from the residence established by the Employee at the commencement of the Term; or (ii) as compared to the commencement of the Term, the Employee is demoted to a position that is of materially less authority and stature, and there is a material reduction in the Employee’s duties and responsibilities, unless such demotion and reduction takes place within six (6) months following an M&A Transaction and is implemented in connection with a contemporaneous change affecting other similarly ranked employees of the Company (in which case such demotion and reduction shall not qualify as Good Reason pursuant to this paragraph for any purpose whatsoever); or (iii) there is a material reduction in Employee’s annual base salary and benefits as set forth in this Agreement, unless such a reduction is implemented in connection with a contemporaneous reduction affecting other similarly ranked employees of the Company (in which case such reduction shall not qualify as Good Reason pursuant to this paragraph for any purpose whatsoever); then each one of such circumstances shall be considered grounds for the Employee to resign on account of “Good Reason,” (each circumstance, a “Good Reason Trigger”), as long as (1) within thirty (30) days of any Good Reason Trigger, the Employee issues a written notice to the Company informing the Company that the Employee shall resign on account of Good Reason if the Company does not cure the Good Reason Trigger, (2) the Company fails to cure the Good Reason Trigger within thirty (30) days of receiving such written notice from the Employee, and (3) the Employee issues a written notice of resignation for Good Reason, and such written notice is received by the Company by no later than seven (7) days following the Company’s deadline to cure the Good Reason Trigger. For purposes of this Section 7(g), an “M&A Transaction” shall be defined as the occurrence following the Start Date of any one of the following events: (i) the sale or transfer of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to a third party, except where such sale or transfer is to a wholly owned subsidiary of the Company, or (ii) the merger or consolidation of the Company with or into a third party, except any such merger or consolidation in which the shares of Company’s capital stock outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of the surviving or resulting corporation (or if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation).

8. Employee Representations.

(a) The Employee hereby represents and warrants that the Employee’s performance of the terms of this Agreement will not breach any written or oral agreement entered into by the Employee with a former employer or with any other third party. The Employee further represents and warrants that the Employee will not engage in additional employment or recreational activities that would in any way pose a conflict of interest with the Employment.

(b) The Employee hereby confirms that the Employee is not owed any amounts or entitled to any benefits from the Company and/or its affiliates for any period (if any) of employment, consulting or services provided by the Employee prior to the Effective Date, whether to the Company or to any of its affiliated entities, and that the Employee has been paid in full any amounts which may be due to the Employee on the part of the Company and/or its affiliates on account of any such period of employment, consulting or services provided.

(c) The Employee hereby acknowledges that the Employee’s signing of the Confidentiality, Unfair Competition and Ownership of Inventions Undertaking attached hereto as Schedule B (the “Undertaking”) constitutes a precondition of the Employment. The Employee further affirms that this Agreement and the Undertaking constitute the entire understanding of the Parties with respect to the subject matter hereof and supersede any understanding or agreement, whether oral or written between the Company and the Employee.

(d) The Employee understands that the Employment and obligations of the Company pursuant to this Agreement are conditioned upon the Employee’s presenting to the Company and maintaining, in each case as required by applicable law, authorization to work in the United States. It is understood that absent such work authorization, the terms of this Agreement shall be null and void, and the Company shall have no obligations hereunder. In the event that the Employee is actively employed by the Company at the time of a lapse in the Employee’s work authorization for any reason, the Employment shall immediately terminate and the Company shall have no obligations with respect to the Employee or pursuant to this Agreement.

(e) The Employee acknowledges that the Employee has been advised to obtain independent counsel to evaluate the terms, conditions and covenants set forth in this Agreement and its attached Schedule B, and the Employee has been afforded ample opportunity to obtain such independent advice and evaluation. The Employee warrants to the Company that the Employee has relied upon such independent counsel and not upon any representation (legal or otherwise), statement or advice said or offered by the Company or the Company’s counsel in connection with this Agreement.

9. Notices. All notices and other communications under this Agreement shall be in writing and shall be given by email or first-class mail, certified or registered, and shall be deemed to have been duly given three (3) days after mailing, twenty-four (24) hours after transmission of email, or immediately upon acknowledgement of receipt, as follows:

If to the Company:	Ayala Pharmaceuticals, Inc. c/o PHS Corporate Services 1313 N. Market Street, Suite 5100 Wilmington, DE 19801

If to the Employee:	Gary Gordon [XXX]

or as otherwise indicated as per the Company’s personnel records for the Employee.

10. Remedies of the Company. Upon any termination of the Employment for Cause, the reasons for which may cause irreparable harm to the Company, the Company shall be entitled to institute and prosecute proceedings to obtain injunctive relief and damages, costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses.

11. Arbitration. Except as set forth above in Section 10 above and as set forth in the Undertaking, the Employee and the Company agree that any claim, controversy or dispute between the Employee and the Company (including, without limitation, its affiliates, officers, Employees, representative or agents) arising out of or relating to this Agreement, the Employment of the Employee, the cessation of Employment of the Employee, or any matter relating to the foregoing (with the exception of claims with respect to which a party is not permitted to waive the right to adjudicate in a court of law) shall be submitted to and settled by arbitration pursuant to the Federal Arbitration Act in a forum of the American Arbitration Association (“AAA”) located in the State of Illinois and applying the substantive law of the State of Illinois, unless otherwise mutually agreed upon by the Parties, and conducted in accordance with the National Rules for the Resolution of Employment Disputes. In such arbitration, the Parties shall agree upon a single arbitrator, who shall: (i) agree to treat as confidential evidence and other information presented by the Parties to the same extent as Confidential Information under the Undertaking must be held confidential by the Employee, (ii) have no authority to amend or modify any of the terms of this Agreement, and (iii) have ten (10) business days from the closing statements or submission of post-hearing briefs by the Parties to render his or her decision. Any arbitration award shall be final and binding upon the Parties, and any court, state or federal, having jurisdiction may enter a judgment on the award.

12. Enforceability of this Agreement.

(a) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereunder. If a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy only the portions of this Agreement that violate such statute or public policy shall be stricken, and all other portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, if any one or more of the provisions contained in this Agreement is determined by a court of competent jurisdiction in any State to be excessively broad as to duration, scope, activity or subject, or is unreasonable or unenforceable under the laws of such State, such provisions will be construed by limiting, reducing, modifying or amending them so as to be enforceable to the maximum extent permitted by the law of that State. If the Agreement is held unenforceable in any jurisdiction, such holding will not impair the enforceability of the Agreement in any other jurisdiction.

(b) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(c) No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Employee and the Company. No waiver by either Party hereto at any time or any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(d) The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to its conflicts of law principles, unless otherwise mutually agreed upon by the Parties.

(e) The Company shall have the right to assign its rights and obligations under this Agreement to any individual, entity, corporation or partnership that succeeds to all or a portion of the relevant business or assets of the Company. This Agreement is personal to the Employee, and the Employee may not assign the Employee’s rights and obligations under this Agreement to any third party.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Employment Agreement as set forth below.

AYALA PHARMACEUTICALS, INC.

By:	/s/ Roni Mamluk
Dr. Roni Mamluk, CEO

By:	/s/ David Sidransky
Dr. David Sidransky, Director

Date:

GARY GORDON

/s/ Gary Gordon

Date:	23 July 2019

[Signature Page to Employment Agreement/ July 2019]

SCHEDULE A:

EMPLOYEE DUTIES

During the Term (as defined in the employment agreement to which this Schedule A is attached), with respect to the Chief Medical Officer position for Ayala Pharmaceuticals Inc. (the “Company”), Gary B. Gordon (the “Employee”) shall have duties including but not limited to the following:

•	Take responsibility for the Company’s clinical and medical affairs strategy, resourcing and execution

•	Represent the Company’s clinical and medical aspects internally, with respect to regulatory authorities, and in business interactions (e.g., investors and business partners)

•	Design the Company’s clinical programs

•	Direct and oversee the Company’s clinical trial design and implementation

•	Oversee the scientific and medical aspects of the Company’s clinical programs

•	Prepare the Company’s official documents for regulatory agencies

It is understood that the above duties may be modified from time to time by the Company’s Board of Directors in accordance with the Company’s business needs.

AGREED TO AND ACKNOWLEDGED BY:

/s/ Gary Gordon
GARY GORDON

Date: 23 July 2019

SCHEDULE B:

CONFIDENTIALITY, UNFAIR COMPETITION AND OWNERSHIP OF INVENTIONS

UNDERTAKING

This CONFIDENTIALITY, UNFAIR COMPETITION, AND OWNERSHIP OF INVENTIONS UNDERTAKING (“Undertaking”) is made and given as of July 24, 2019, by Gary Gordon (the “Employee”).

WHEREAS, the Employee wishes to be employed with and provide services that are of particular and special value to Ayala Pharmaceuticals, Inc. (together with its direct or indirect affiliates and subsidiaries (including Ayala-Oncology Israel Ltd.), and its and their respective successors and assigns – the “Company”); and

WHEREAS, it is critical for the Company to preserve and protect its Confidential Information, and its rights in Inventions and in all related intellectual property rights;

NOW, THEREFORE, as a condition to Employee’s engagement with the Company, Employee hereby undertakes and warrants towards the Company as follows:

1. Confidentiality.

1.1. Employee acknowledges that during the term of the Employee’s engagement with the Company, and including any period during which the Employee provided services to any Company entity at any time prior to the date hereof, the Employee may have (or may have had) access to information that relates to the Company, its business, assets, financial condition, affairs, activities, plans and projections, customers, suppliers, partners, and other third parties with whom the Company agreed or may agree, from time to time, to hold information of such parties in confidence (collectively, the “Confidential Information”). Confidential Information shall include, without limitation, information, whether or not marked or designated as confidential, concerning technology, products, research and development, patents, copyrights, Inventions, trade secrets (as defined by the Defend Trade Secrets Act, 18 U.S.C. § 1839(3) and any applicable state law), test results, formulae, processes, data, know-how, marketing, promotion, business and financial plans, policies, practices, strategies, surveys, analyses and forecasts, financial information, customer lists, agreements, transactions, undertakings and data concerning employees, consultants, officers, directors, and shareholders. Confidential Information includes information in any form or media, whether documentary, written, oral, magnetic, electronically transmitted, through presentation or demonstration or computer generated. Confidential Information shall not include information that has become part of the public domain not as a result of a breach of any obligation owed by the Employee to the Company or any third party.

1.2. Employee acknowledges and understands that the engagement of the Employee with the Company and the Employee’s access to Confidential Information creates a relationship of confidence and trust with respect to such Confidential Information.

1.3. During the term of the Employee’s engagement with the Company and at any time after termination or expiration thereof, for whatever reason, subject to Section 1.4 below, Employee shall keep in strict confidence and trust, shall safeguard, and shall not disclose to any person or entity, nor use for the benefit of any party other than the Company, any Confidential

Information, other than with the prior express consent of the Company, unless the Employee has an independent right or obligation to make such disclosure pursuant to applicable local, state or federal law, provided, that Employee gives the Company prompt notice of such requirement to disclose such Confidential Information (unless Employee is prohibited by law from to issuing such notice, or unless issuing such notice is not practically feasible, and in the latter case the Employee shall issue notice to the Company as soon as it is practically feasible to do so) so that the Company may seek a protective order or other appropriate remedy, and provided further, that Employee shall furnish only that portion of the Confidential Information that is legally required to be disclosed, and shall exercise all reasonable efforts to obtain confidential treatment for such information.

1.4. Notice of Immunity: Employee acknowledges that via this paragraph the Company is providing the Employee with written notice that the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), provides immunity for the disclosure of a trade secret for the purpose of reporting a suspected violation of law and/or in an anti-retaliation lawsuit, in that (i) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law, or where such disclosure is made via a complaint or other document filed in a lawsuit or other proceeding, as long as such filing is made under seal, and (ii) an individual who files a lawsuit for retaliation by an employer or contracting party on account of the individual having reporting a suspected violation of law, may disclose the relevant trade secret to the individual’s attorney and may use such trade secret information in the applicable court proceeding, as long as any document containing such trade secret is filed under seal, and as long as the individual does not disclose such trade secret, except pursuant to court order.

1.5. All right, title and interest in and to Confidential Information are and shall remain the exclusive property solely of the Company or the property of the third party providing such Confidential Information to the Company, as the case may be. Without limitation of the foregoing, Employee agrees and acknowledges that all memoranda, books, notes, records, email transmissions, charts, formulae, specifications, lists and other documents (contained on any media whatsoever) made, reproduced, compiled, received, held or used by Employee in connection with the engagement with the Company or that otherwise relates to any Confidential Information (the “Confidential Materials”), shall be the exclusive property solely of the Company and shall be deemed to be Confidential information. All originals, copies, reproductions and summaries of the Confidential Materials shall be delivered by Employee to the Company upon termination or expiration of Employee’s engagement with the Company for any reason, or at any earlier time at the request of the Company, without Employee retaining any copies thereof.

1.6. During the term of Employee’s engagement with the Company, Employee shall not remove from the Company’s offices or premises any Confidential Materials unless and to the extent necessary in connection with the duties and responsibilities of the Employee and permitted pursuant to the then applicable policies and regulations of the Company. In the event that any such Confidential Materials are duly removed from the Company’s offices or premises, Employee shall take all actions necessary in order to secure the safekeeping and confidentiality of such Confidential Materials and return the Confidential Materials to their proper files or location as promptly as possible after such use.

1.7. During the term of Employee’s engagement with the Company, Employee will not improperly use or disclose any Confidential Information, and will not bring onto the premises of the Company any unpublished documents or any property, in each case belonging to any former employer or any other party to whom Employee has an obligation of confidentiality and/or non-use (including, without limitation, any academic institution or any entity related thereto), unless generally available to the public or consented to by such third party in a writing addressed to the Company.

2. Unfair Competition and Non-Solicitation.

2.1. Employee undertakes that during the term of engagement with the Company and for a period of twelve (12) months thereafter, Employee shall not (i) work (whether independently or on behalf of another party) in a position similar to the position held by Employee when employed by the Company, if such involvement on the part of Employee will have the likely effect of reducing the business volume or monetary profits of the Company; (ii) solicit, hire or retain as an employee, consultant or otherwise, any management level employee of the Company, or other employee essential to the Company’s business, or induce or attempt to induce any such employee to terminate or reduce the scope of such employee’s employment with the Company; and/or (iii) solicit or induce, or attempt to solicit or induce, any party that is, at the time of such solicitation, a business partner, agent, distributor, supplier or customer of the Company, to terminate, reduce or modify the scope of its or their engagement with the Company or work for, in any capacity, a competitor of the Company. It is understood that the restrictions of this paragraph shall apply only to those states in the United States in which the Company engaged, or took active steps toward engaging, in such business during the period of Employee’s employment at the Company. By signing this Agreement, Employee represents and confirms that the restrictions set forth in this paragraph are reasonable, necessary for purposes of protecting the Company’s legitimate business interests, and are not unduly burdensome, financially or otherwise, for the Employee.

2.2. Employee acknowledges that Employee’s position with the Company is uniquely essential to the management and organization of the Company’s business, and in view of Employee’s exposure to, and involvement in, the Company’s sensitive and valuable proprietary information, intellectual property and technologies, Confidential Information and Confidential Materials (the “Company’s Material Assets”), the provisions of this Section 2 are reasonable and necessary to legitimately protect the Company’s Material Assets, and are being undertaken by Employee as a condition to the engagement of Employee by the Company. Employee confirms that Employee has carefully reviewed the provisions of this Section 2, fully understands the consequences thereof and has assessed the respective advantages and disadvantages to Employee of entering into this Undertaking and, specifically, Section 2 hereof. Employee understands that, Employee has the right to consult with counsel prior to signing this Undertaking. By signing this Undertaking, Employee confirms that Employee has had ample time to exercise such right.

2.3. It is agreed that the restrictions set forth in Section 2.1 include all cities, counties and states of the United States, and all other countries in which the Company conducted business during the time of Employee’s employment, whether or not the Company has or had an actual physical presence in such location. Employee acknowledges that the scope and period of restrictions and the geographical area to which the restrictions apply are fair and reasonable and are reasonably required for the protection of the legitimate business interests of the Company.

3. Ownership of Inventions.

3.1. Employee will notify and disclose in writing to the Company, or any persons designated by the Company from time to time, all information, improvements, inventions, trademarks, works, designs, trade secrets, formulae, processes, techniques, know-how and data, whether or not patentable or registerable under copyright or any similar laws, made or conceived or reduced to practice or learned by Employee, either alone or jointly with others, during Employee’s engagement with the Company (including after hours, on weekends or during vacation time) (all such information, improvements, inventions, trademarks, works, designs, trade secrets, formulae, processes, techniques, know-how, and data are hereinafter referred to as the “Invention(s)”) immediately upon discovery, receipt or invention as applicable.

3.2. Employee agrees that all of the Inventions are, upon creation, considered Inventions of the Company, shall be the exclusive property solely of the Company and its assignees, and the Company and its assignees shall be the sole owner of all patents, copyrights, trade secrets and all other rights of any kind or nature, including moral rights, in connection with such Inventions. Employee hereby irrevocably and unconditionally assigns to the Company all the following with respect to any and all Inventions: (i) title, rights and interest in and to such Inventions, (ii) title, rights and interest in and to any patents, patent applications, and patent rights, including any and all continuations or extensions thereof; (iii) rights associated with works of authorship, including copyrights and copyright applications, Moral Rights (as defined below) and mask work rights; (iv) rights relating to the protection of trade secrets and confidential information; (v) design rights and industrial property rights; (vi) any other proprietary rights relating to intangible property including trademarks, service marks and applications therefor, trade names and packaging and all goodwill associated with the same; and (vii) all rights to sue for any infringement of any of the foregoing rights and the right to all income, royalties, damages and payments with respect to any of the foregoing rights. Employee also hereby forever waives and agrees never to assert any and all Moral Rights Employee may have in or with respect to any Inventions, even after termination of Employee’s engagement with the Company. “Moral Rights” means any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country in the world, or under any treaty. The Employee further acknowledges and agrees that all copyrightable works included in the Inventions shall be “works made for hire” within the meaning of the Copyright Act of 1976, as amended (17 U.S.C. §101) (the “Act”), and that the Company shall be the “author” within the meaning of the Act.

3.3. Employee represents that there are no information, improvements, inventions, formulae, processes, techniques, know-how and data, whether or not patentable or registerable under copyright or any similar laws, and whether or not reduced to practice, original works of authorship and trade secrets made or conceived by or belonging to Employee (whether made solely by the Employee or jointly with others) that: (i) were developed by the Employee prior to Employee’s engagement with the Company, (ii) relate to the Company’s actual or proposed business, products or research and development, and (iii) are not assigned to the Company hereunder.

3.4. Employee further agrees to perform, during and after Employee’s engagement with the Company, all acts deemed reasonably necessary or desirable by the Company to permit and assist it, at the Company’s expense, in obtaining, maintaining, defending and enforcing the Inventions in any and all countries, provided that, in the event that the Company requests that Employee perform any such acts once Employee is no longer employed at the Company, then the Company shall compensate Employee at a commercially reasonable hourly rate for Employee’s time spent with respect to such matters. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as Employee’s agents and attorneys-in-fact to act for and on Employee’s behalf and instead of Employee, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Employee.

3.5. Employee shall not be entitled, with respect to any and all of the above, to any monetary consideration or any other consideration except as explicitly set forth in the engagement agreement between Employee and the Company. Without limitation of the foregoing, Employee irrevocably confirms that the consideration explicitly set forth in Employee’s engagement agreement with the Company is in lieu of any rights for compensation that may arise in connection with the Inventions under applicable law and waives any right to claim royalties or other consideration with respect to any Invention, under any applicable law, including under Section 134 of the Israeli Patent Law, 1967 (or any successor or equivalent law in any jurisdiction). With respect to any and all of the above, any oral understanding, communication or agreement not memorialized in writing and duly signed by an authorized officer of the Company, shall be void.

4. General.

4.1. Employee represents that the performance of all the terms of this Undertaking and of all of Employee’s duties and services to the Company does not and will not breach any invention assignment, proprietary information, non-compete, confidentiality or similar agreements with, or rules, regulations or policies of, any former employer or other party (including, without limitation, any academic institution or any entity related thereto). Employee acknowledges that the Company is relying upon the truthfulness and accuracy of such representations in engaging Employee.

4.2. Employee acknowledges that the provisions of this Undertaking serve as an integral part of the terms of Employee’s engagement with the Company and reflect the reasonable requirements of the Company in order to protect its legitimate interests with respect to the subject matter hereof. The Employee hereby explicitly acknowledges that the restrictions set forth in this Undertaking are not greater than required and do not unduly burden the Employee.

4.3. The Employee hereby consents that, following the termination or expiration of the employment relationship hereunder, the Company may notify the Employee’s new employer about the Employee’s rights and obligations under this Undertaking.

4.4. It is agreed and understood that if a court of law finds that the Employee has violated Section 2 of this Undertaking, then the restrictions set forth in such section shall automatically be extended for any period of time for which the court finds that the Employee violated such restrictions.

4.5. Employee recognizes and acknowledges that in the event of a breach or threatened breach of this Undertaking by Employee, the Company may suffer irreparable harm or damage and that under such circumstances monetary remedies would be inadequate to protect against any actual or threatened breach of this Undertaking. Without prejudice to any other rights and/or remedies otherwise available to the Company, it is therefore agreed that the Company will be entitled to the granting of equitable relief, including but not limited to injunctive relief and specific performance, in favor of the Company without proof of actual damages to remedy or prevent any breach of this Undertaking (without limitation to any other remedy at law or in equity).

4.6. This Undertaking shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any conflict of laws principles which may result in the application of the laws of any other jurisdiction. Any and all disputes in connection with this Undertaking shall be submitted to the exclusive jurisdiction of the competent courts or tribunals, as applicable, located in the State of Delaware. It is agreed that each party irrevocably consents to the exercise of personal jurisdiction over such party by such court, agrees that venue shall be proper in such court, and irrevocably waives and releases any and all defenses based on lack of personal jurisdiction, improper venue or Forum Non Conveniens.

4.7. If any provision of this Undertaking is determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Undertaking only with respect to such jurisdiction in which such clause or provision cannot be enforced, and the remainder of this Undertaking shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Undertaking. In addition, if any particular provision contained in this Undertaking shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing the scope of such provision so that the provision is enforceable to the fullest extent compatible with applicable law.

4.8. The provisions of this Undertaking shall continue and remain in full force and effect following the termination or expiration of the engagement between the Company and Employee, for whatever reason. This Undertaking shall not serve in any manner so as to derogate from any of Employee’s obligations and liabilities under any applicable law.

4.9. This Undertaking constitutes the entire agreement between Employee and the Company with respect to the subject matter hereof and supersedes all prior agreements, proposals, understandings and arrangements, if any, whether oral or written, with respect to the subject matter hereof. No amendment, waiver or modification of any obligation under this Undertaking will be enforceable unless set forth in a writing signed by an authorized officer of the Company. No delay or failure to require performance of any provision of this Undertaking shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Undertaking as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

4.10. All notices and other communications under this Undertaking shall be in writing and shall be given in person, by fax, electronic or certified or registered mail, and shall be deemed to have been duly given twenty-four (24) hours after transmission of a fax or electronic email, three (3) days after sending a notice by certified or registered mail, or immediately upon delivery in person or explicit confirmation of receipt.

4.11. This Undertaking, the rights of the Company hereunder, and the obligations of Employee hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights under this Undertaking. Employee may not assign, whether voluntarily or by operation of law, any of its obligations under this Undertaking, except with the prior written consent of an authorized officer of the Company.

IN WITNESS WHEREOF, the undersigned has executed and delivered this CONFIDENTIALITY, UNFAIR COMPETITION AND OWNERSHIP OF INVENTIONS UNDERTAKING effective as of the date first mentioned above.

Employee:

/s/ Gary Gordon	Date: 23 July 2019
GARY GORDON